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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Restore Medical, Inc.

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Medtronic, Inc.

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Item 1:  The following Q& A was prepared by Medtronic, Inc. ("Medtronic") for use in discussions with employees of Restore Medical, Inc. and Medtronic and for responding to media inquiries.

Master Q&A
1.	Why are you doing this transaction?

The combination of Restore Medical’s Pillar implant technology with Medtronic’s ENT Business will broaden Medtronic’s product offering for the OSA (sleep apnea) treatment market and will provide ENT surgeons with a wider array of minimally invasive therapies to help alleviate their patients’ issues related to sleep apnea and snoring.

The ENT business at Medtronic currently markets minimally invasive instruments and tools to treat other upper airway obstructions — primarily in the sinuses and tonsils/adenoids. The Pillar technology from Restore Medical will now give Medtronic and its customers an effective, minimally invasive, low morbidity treatment option for those airway obstructions in patients caused by the soft palate.

Second, the combination will accelerate the growth of Medtronic’s ENT business. The Pillar technology is a high gross margin product line. A large body of published clinical work is already in place supporting the Pillar technology, so no further investment is required in research and studies at this time.

Lastly, once integrated, the sales team from Restore Medical will have access to existing Medtronic office-based products to market and grow the business. Medtronic will leverage its unparalleled distribution and marketing strength in the ENT market to improve patient and surgeon access to this technology.

2.	How will this transaction benefit shareholders?

For Restore Medical shareholders, the $1.60 per share acquisition price represents approximately a 3X premium over Restore Medical’s $0.55 share value as of April 22. For Medtronic shareholders, the transaction is anticipated to be positive to Medtronic earnings in the first full fiscal year after close.

3.	This is clearly a healthy premium above the current share price of Restore Shares. Why?

Restore Medical stock declined from $1.10 due to an going concern opinion that was issued earlier this year. This going concern opinion is unrelated to Restore Medical’s product offering. The premium Medtronic has offered to pay on Restore Medical shares is based on the value of the company’s stock prior to the going concern opinion. It is important to note that Medtronic is acquiring Restore Medical for entry into the sleep apnea therapy arena and for the company’s intellectual property. The value of both existing and potential product offerings is clearly important to Medtronic in the long term.

4.	What synergies do you expect?

Medtronic expects the acquisition of Restore Medical to generate new revenue for the ENT business as well as provide cost and tax synergies.

5.	Will there be layoffs?

First, this combination is about growing our ENT business in an underserved market where we can leverage our strengths. As with any acquisition, there will be some redundancies as two public companies merge to become one. Let me stress that one area we will not be targeting is the field sales force. The two companies have highly complementary sale forces and the ability to reach a larger and expanded customer base is one of the primary strategic objectives of the combination.

6.	Do you expect revenue synergies from this acquisition?

We expect there to be top-line synergies, including those from increased direct sales of the Pillar technology, increased cross-selling opportunities resulting from existing Restore Medical sales teams to now offer their customers a broader range of products, a greater customer base across the ENT specialty area, and a deeper referral network. Other potential synergies include intellectual property, R&D opportunities for potential innovative technologies, and leveraging new applications of complementary product lines.

7.	What specifically will Restore Medical add to your ENT business?

Restore Medical’s Pillar implant technology will broaden Medtronic’s product offering for the OSA (obstructive sleep apnea) treatment market and will provide ENT surgeons with a wider array of minimally invasive therapies to help alleviate their patient’s issues related to OSA and snoring.

Our ENT business currently markets minimally invasive instruments and tools to treat other upper airway obstructions — primarily in the sinuses and tonsils/adenoids.

Restore Medical’s Pillar implant will now give Medtronic and its customers an effective, minimally invasive, low morbidity treatment option for those airway obstructions in patients caused by the soft palate.

Restore Medical also has a very strong sales force that is highly complementary to our ENT sales force. Using the combined sales teams to reach a larger and expanded customer base is another key strategic objective of the acquisition.

8.	Is a merger with Restore Medical part of a new strategic direction for the company?

No, this acquisition does not represent a change in Medtronic’s strategy. It is very consistent with what Medtronic has communicated for many years. This transaction reflects our strategy to grow sales and earnings by being opportunistic, bold, disciplined and strategic with internal startups and targeted acquisitions that augment top line growth prospects and diversify our business, geographic and payer mix.

9.	Given your track record with acquisitions, what gives you confidence you can integrate this company?

While some market dynamics did in fact lead to initial execution results below deal expectations, in every case we’ve shown the ability to assimilate and run businesses to drive top line growth. We are convinced that we can get revenue growth and can successfully manage the integration process.

10.	What’s the incremental benefit to your projected revenue, net income and EPS growth rates from the transaction? How will it impact EBITDA?

Incremental benefit to Medtronic is based on we believe in FY09 incremental $5 million in revenue and we expect to substantially grow that number. Accretive immediately as we’ll be aggressive on synergies. Less than 1 percent impact on EBITDA. The strategic aspect of this acquisition is to develop a presence for Medtronic in sleep apnea.

11.	Restore Medical’s most recent annualized revenue and earnings appear to have fallen quite dramatically year-over-year. Are you afraid this trend will continue?

For a variety of reasons, net sales for Restore Medical’s fiscal year 2007 declined to $4.1 million (a 30% decrease from prior fiscal year). Factors for this included several open sales territories, overall “lifestyle medicine” market conditions, a strategic sales shift to emphasize repeat business from existing customers, and a renewed focus on U.S. sales vs. international sales. The upside potential to increase sales once the integration begins is tremendous and we think this acquisition will help our ENT business achieve its growth objectives.

12.	Did Restore Medical conduct an auction? Why not? Did Restore Medical receive any other indications of interest? Did Restore Medical management explore other options?

We completed a thorough review and negotiation process, and the companies are clearly aligned strategically. We believe that only these two companies can provide such unique benefits for patients, and Restore Medical’s shareholders will receive an outstanding premium that rewards the company for its innovation.

13.	Are there any existing issues that may require Medtronic to abandon the deal?

No.

14.	How did this transaction come about? Who approached whom? When did discussions begin?

Restore Medical management recently approached Medtronic, and in light of our interest in the sleep apnea market, discussions ensued. They have a strong portfolio that we will explore as we develop and step up our presence through this acquisition.

Transaction/Financial
15.	What are the terms of the transaction?

Medtronic and Restore Medical have entered into a definitive agreement under which Medtronic will acquire all of the outstanding shares of Restore Medical for $1.60 per share. The total value of the transaction, including payment of the Restore Medical debt will be approximately $29 million.

16.	Why all cash? Why not stock?

After careful analysis in conjunction with our advisors, we concluded that a cash transaction made the most sense for both Restore Medical and Medtronic.

17.	Is there a break-up fee? How much?

Yes. $1.5 million.

18.	What kind of protections does Restore Medical have in place should there be an interloper for either company (i.e., staggered board, poison pill, etc.)?

We believe our merger will be highly attractive to Restore Medical shareholders and are not going to speculate on what other people may do.

19.	Is there an IPRD charge?

We expect to book a one time in-process R&D charge in the range of 10 percent of the acquisition price.

20.	How will Medtronic finance this transaction?

The transaction will be financed through cash on our balance sheet.

21.	Will this impact your ability to invest in your other growing businesses?

No. In fiscal year 2007, Medtronic reported operating cash flow of almost $3 billion and as we have described previously, we expect to generate almost $24 billion in cash flow during the next five years. We believe that the strength of our balance sheet will allow us to continue to repurchase shares, pay out dividends, and still fully invest in our existing businesses.

22.	Have you completed your diligence? Did you see any data from clinical trials? Find any issues regarding option dating?

Our due diligence process has been completed and there were no material findings. We understand all the issues related to the transaction and have taken them under consideration. We are confident that they can be managed appropriately.

23.	Do you have concerns about gaining reimbursement for the Pillar procedure?

We will invest as needed in order to obtain reimbursement, which will enable more patients to access this therapy.

24.	What are the tax implications for Restore Medical stockholders?

Stockholders should always consult with their financial advisor on such issues. However, as a cash transaction, the transaction will be taxable under federal income tax laws.

25.	Who served as financial and legal advisors to Medtronic? To Restore Medical?

Fredrikson & Byron is acting as legal advisor to Medtronic. We did not contract with a financial advisor. Dorsey & Whitney is acting as legal advisor to Restore Medical and Piper Jaffray & Co. is acting as their financial advisor.

26.	Did you obtain a fairness opinion?

Restore Medical received a fairness opinion from Piper Jaffray. Medtronic did not obtain a fairness opinion.

27.	Does Medtronic need shareholder approval for this transaction?

No.

     Regulatory
28.	Do you expect any antitrust issues? Any other regulatory/legislative hurdles to complete the transaction?

No.

29.	When do you expect the transaction to close?

We expect the transaction to close in approximately 90 days.

30.	What are the conditions to closing?

The acquisition is subject to approval by Restore Medical stockholders owning a majority of the outstanding stock with less than 10 percent of shareholders entitled to dissent asserting dissenters right and other customary closing conditions.

31.	Is there any ongoing litigation against either company that would threaten the transaction?

While I cannot comment on any specific litigation, our due diligence indicates there is nothing at this time that we believe to be material to this transaction.

Shareholder
32.	Will Medtronic or Restore Medical be filing a proxy statement? When?

Restore Medical will file a proxy within 30 days.

33.	What percentage approval does Restore Medical need from its shareholders?

The merger must be approved by Restore Medical shareholders owning a majority of the outstanding Restore Medical shares.

34.	Does Restore Medical receive any board seats as a result of the transaction?

No

35.	Will Medtronic continue to pay its dividend?

Yes, we will continue to pay our current dividend.

36.	How can shareholders get more information on the acquisition?

Medtronic’s Investor Relations group posts relevant information on the www.medtronic.com website. Or, investors may call them directly at 763-505-2694. For more information on Restore Medical, you can visit www.restoremedical.com. You may contact Restore Medical investor relations at 651-634-3111.

Integration
37.	How will you integrate the two companies?

Medtronic and Restore Medical are developing plans to ensure a smooth transition once the transaction closes. We will be highly focused on ensuring that no business momentum is lost during the integration period. Upon closing, we will combine Restore Medical with our existing ENT business, integrating talent from both organizations. The Medtronic and Restore Medical management teams will work collectively to build an enterprise that fulfills our Mission and delivers sustainable value to our shareholders.

38.	Do you see any problems integrating the two companies? Aren’t there overlapping operations? How will the sales forces be integrated?

We don’t envision and difficulty integrating Restore Medical into our existing ENT business unit. The Pillar implant technology is a highly complementary therapy to our existing business. In addition, the two companies share similar cultures that will result in a smooth and rapid integration process, with no loss in patient and customer focus. Restore Medical and Medtronic serve similar customers with differing products, so we see immediate value in having an integrated sales force that will provide existing Restore Medical sales people with more tools to reach their customers and giving our existing ENT sales team the Pillar technology as yet another therapy to share with their customers. We believe the Restore Medical direct sales force will easily work with our existing sales structure.

39.	What will happen to Restore Medical headquarter and other facilities?

Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies. Accordingly, the Restore Medical headquarters in St. Paul will continue in a business as usual fashion. We will communicate further details as they become available

40.	Who will run Medtronic’s ENT business?

Bob Blankemeyer is the head of our worldwide ENT business. Upon closing, Medtronic will work with Restore Medical’s management to determine the best structure and staffing for all people and functions. This will occur over the next 60-90 days. Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies and their management teams will remain intact.

41.	What is the timeline for integrating Restore Medical’s operations?

Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies. A management team comprised of members from both companies will plan for the integration so there will be a seamless transition when the transaction closes. We will take a very disciplined, thoughtful approach to this integration in order to fully retain the strengths of the two organizations.

42.	Will the combined business unit change its name?

We want to leverage and extract value from the strong Restore Medical and Pillar brand names and will put a plan into place to do that. Branding will transition to Medtronic over time.

43.	Will Restore Medical senior management assume new roles at Medtronic?

Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies. Upon closing, Medtronic will work with Restore Medical’s management to determine the best structure and staffing for all people and functions. This will occur over the next 60-90 days.

44.	What management/other retention plans do you have in place?

Details regarding retention plans have not been finalized and will be communicated as soon as plans are finalized. The respective management teams are working on these in order to have all plans finalized and communicated prior to close.

45.	Does Restore Medical have golden parachute agreements with its executives? If so, what are the triggers?

Restore Medical executives have severance agreements and there are change of control provisions in play.

46.	How will you prevent disruptions to business operations?

Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies. A management team comprised of members from both companies will plan for the integration so there will be a seamless transition when the transaction closes. As a result, customers should not see any change in the high-quality products and service that they have come to expect. Sufficient safety stocks have been built by Restore to ensure an uninterrupted supply to their customers.

Customers
47.	How will customers be affected by the transaction?

For the moment it is business as usual — professional and consumer customers can expect the same high-quality products and service. Going forward, we will be able to deliver to our customers an even more compelling and diverse set of products and therapies, creating new opportunities in the growing minimally invasive and office-based therapies that ENT specialists demand.

48.	Do you expect professional and consumer customers to oppose the merger?

No, we will continue to offer outstanding service and quality products.

49.	What should I say if customers ask me about the transaction?

The combined company will deliver on our promise to provide a thorough product range to the ENT specialists and patients who depend on us. We will also continue to invest in research and development programs that will allow us to continually improve on our line of ENT products and therapies.

50.	Does my sales representative change with this merger announcement?

Until the transaction closes, Medtronic and Restore Medical will operate as two separate companies. Accordingly, please continue to work with your current field representative to place orders, schedule cases and to answer your technical questions. If there are going to be any personnel changes that impact your service, we will contact you directly after the merger is approved and complete.

51.	How do I place an order now that this merger announcement has come out?

Please continue to follow your current ordering process. If we change any of our processes after the merger is complete, then we will let you know right away.
* * * * *
FORWARD-LOOKING STATEMENTS
This Q&A contains forward-looking statements, which involve a number of risks and uncertainties. Medtronic and Restore Medical caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medtronic and Restore Medical, including future financial and operating results, post-acquisition plans, objectives, expectations and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Restore Medical’s shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Medtronic’s and Restore Medical’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Medtronic and Restore Medical disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
Restore Medical will file with the SEC and mail to its shareholders a proxy statement that will contain important information about Restore Medical, the proposed merger and related matters. Shareholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that shareholders should consider before making a decision about the merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Restore Medical with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained for free by accessing Restore Medical’s website at www.restoremedical.com by clicking on the “About Restore Medical” link and then clicking on the “Investor Relations” link and then clicking on the “SEC Filings” heading, by writing to Restore Medical at 2800 Patton Road, St. Paul, MN 55113, Attention: Chris Geyen, or by emailing cgeyen@restoremedical.com.
Medtronic, Restore Medical and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Restore Medical’s shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Restore Medical’s shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 20, 2007. You can find information about Restore Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 16, 2007. You can obtain free copies of these documents from Medtronic and Restore Medical using the contact information above.

Item 2:  Press release issued April 22, 2008.

NEWS RELEASE

.	Contacts for Medtronic:	Contacts for Restore Medical:
	Media:	Media and Investors:
	Chuck Grothaus 763-505-2614	J. Robert Paulson, Jr. 651-634-3104
	Investors:	Chris Geyen, CFO
	Jeff Warren	651-634-3113
763-505-2626
FOR IMMEDIATE RELEASE
MEDTRONIC SIGNS AGREEMENT TO ACQUIRE RESTORE MEDICAL
Medtronic Announces Acquisition of Pillar Palatal Implant System for the Treatment of
Obstructive Sleep Apnea and Snoring
MINNEAPOLIS — April 22, 2008 — Medtronic, Inc. (NYSE: MDT) and Restore Medical, Inc. (NASDAQ: REST) today announced that the companies have signed a definitive agreement under which Medtronic will pay $1.60 per share in cash for each share of Restore Medical stock. The total value of the transaction, including payment of Restore Medical debt will be approximately $29 million. The transaction, which is anticipated to close within 90 days, is expected to be accretive to Medtronic earnings in the first full fiscal year after closing.
Restore Medical’s Pillar Palatal Implant System (Pillar System) is an innovative, minimally invasive, implantable medical device used to treat the soft palate component of sleep breathing disorders, including mild to moderate obstructive sleep apnea (OSA) and snoring. Cleared by the U.S. Food & Drug Administration, the Pillar System complements Medtronic’s existing family of market-leading ENT products used to treat a variety of other upper airway obstructions, including the sinuses and tonsils/adenoids. The addition of the Pillar System allows Medtronic to provide its physician customers with another minimally invasive, low morbidity option to treat patients suffering from OSA and snoring.
“This acquisition will help deliver new growth for our ENT business by providing Medtronic with a proven office-based procedure in a very fast growing segment of the sleep market,” said

Bob Blankemeyer, president of the ENT business at Medtronic. “Medtronic can quickly leverage its distribution and marketing strengths to improve patient and surgeon access to this minimally invasive therapy.”
“The opportunity to reach more patients and physicians with a proven therapy designed to treat snoring and OSA through Medtronic’s growing ENT business is exciting for Restore Medical,” said Bob Paulson, president and chief executive officer of Restore Medical. “Minimally invasive, office-based procedures to treat snoring and sleep apnea is a large and underserved market. The combination of our implant technology with Medtronic’s ENT business will enhance access to the Pillar System.”
The transaction is subject to customary closing conditions, including approval by Restore Medical shareholders.
ABOUT MEDTRONIC
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
ABOUT RESTORE MEDICAL
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be cleared by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.
For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, which involve a number of risks and uncertainties. Medtronic and Restore Medical caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medtronic and Restore Medical, including future financial and operating results, post-acquisition plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Restore Medical’s shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Medtronic’s and Restore Medical’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Medtronic and Restore Medical disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
Restore Medical will file with the SEC and mail to its shareholders a proxy statement that will contain important information about Restore Medical, the proposed merger and related matters. Shareholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that shareholders should consider before making a decision about the merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Restore Medical with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained for free by accessing Restore Medical’s website at www.restoremedical.com by clicking on the “About Restore Medical” link and then clicking on the “Investor Relations” link and then clicking on the “SEC Filings” heading, by writing to Restore Medical at 2800 Patton Road, St. Paul, MN 55113, Attention: Chris Geyen, or by emailing cgeyen@restoremedical.com.
Medtronic, Restore Medical and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Restore Medical’s shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Restore Medical’s shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 20, 2007. You can find information about Restore Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 16, 2007. You can obtain free copies of these documents from Medtronic and Restore Medical using the contact information above.
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